Exhibit 10.3

FIRST KEYSTONE FINANCIAL, INC.
FIRST KEYSTONE BANK

AMENDED AND RESTATED
TRANSITION, CONSULTING, NONCOMPETITION AND RETIREMENT AGREEMENT

This Transition, Consulting, Noncompetition and Retirement Agreement (the “Agreement”) by and between First Keystone Financial, Inc. (the “Company”), First Keystone Bank (the “Bank”) and Donald S. Guthrie (the “Consultant”) is hereby amended and restated effective as of November 25, 2008.

WHEREAS, the Company and the Consultant were parties to an employment agreement dated as of December 1, 2004, pursuant to which the Consultant served as Chief Executive Officer of the Company (the “Company Employment Agreement”);

WHEREAS, the Bank and the Consultant were parties to an employment agreement dated as of December 1, 2004, pursuant to which the Consultant served as Chief Executive Officer of the Bank (the “Bank Employment Agreement”);

WHEREAS, the Consultant was a participant in the Supplemental Executive Retirement Plan adopted by the Bank effective March 31, 2004 (the “SERP”);

WHEREAS, the Company, the Bank and the Consultant entered into a Transition, Consulting, Noncompetition and Retirement Agreement dated as of March 23, 2005 (the “Prior Agreement”), which superseded the Company Employment Agreement, the Bank Employment Agreement and the SERP (collectively, the “Plans”), and by which the Consultant agreed to relinquish his rights under the Plans in exchange for the payments and benefits set forth in the Prior Agreement;

WHEREAS, the Consultant became the interim Chief Executive Officer of both the Company and the Bank effective as of August 15, 2008 and is currently serving in such capacity;

WHEREAS, when the Company and the Bank hire a new president and chief executive officer, the Consultant will relinquish his position as the interim Chief Executive Officer and will continue to provide Consulting Services for the remainder of the Consulting Period (as such terms are defined below); and

WHEREAS, the Company and the Bank desire to amend and restate the Prior Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to reflect the Consultant’s current position as the interim Chief Executive Officer;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:

1.           Effective Date.  The “Effective Date” of the Agreement is May 1, 2005.

2.           Consulting Period.  The Company and the Bank hereby agree to engage the Consultant, and the Consultant hereby agrees to provide services to the Company and the Bank, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on April 30, 2010 (the “Consulting Period”).

3.           Consulting Services.

(a)          Duties.  During the Consulting Period, the Consultant shall report to the President of the Company and the Bank, except that during the time period the Consultant serves as the interim Chief Executive Officer of the Company and the Bank, the Consultant shall report directly to the Boards of Directors of the Company and the Bank.  During the Consulting Period, the Consultant shall provide his personal advice and counsel to the Company and the Bank regarding their operations, customer relationships, growth and expansion opportunities and other business matters that may arise in connection with the business and operations of the Company and its subsidiaries in the Commonwealth of Pennsylvania and as may be reasonably requested by the President of the Company and the Bank or his designee (or by the Boards of Directors of the Company and the Bank while the Consultant is serving as the interim Chief Executive Officer) from time to time (collectively, the “Consulting Services”).  Except as set forth below, the Consulting Services will include, without limitation, monthly meetings or teleconferences between the Consultant and the President of the Company and the Bank; efforts by the Consultant to enhance the business activities of the Company and its subsidiaries in the Commonwealth of Pennsylvania, including without limitation meeting with existing and potential customers of the Company and its subsidiaries located in such state; attendance at certain public functions in the Commonwealth of Pennsylvania on behalf of the Company and its subsidiaries; attendance at meetings of the Board of Directors of the Company and the Bank to report on the business activities of the Company and its subsidiaries in the Commonwealth of Pennsylvania and attendance at certain functions of the Company and its subsidiaries.  During the time period that the Consultant serves as the interim Chief Executive Officer of the Company and the Bank, he shall manage the operations of the Company and the Bank, oversee the officers that report to him, oversee the implementation of the policies adopted by the Boards of Directors of the Company and the Bank, and perform such executive services for the Company and the Bank as may be consistent with his title of interim Chief Executive Officer.  Consulting Services may be provided in person, telephonically, electronically or by correspondence to the extent appropriate under the circumstances.

(b)           Geographic Location.  The Consultant shall provide the Consulting Services in the Commonwealth of Pennsylvania, including without limitation the market areas of the Company and the Bank.

(c)           Time Limitation.  Other than during the time period that the Consultant serves as the interim Chief Executive Officer of the Company and the Bank, the Consultant shall not be required to provide Consulting Services hereunder for more than 25 hours per week or 100 hours in any calendar month during the Consulting Period, with the maximum monthly hours being pro-rated for the first and last month of the Consulting Period.

(d)           Directorship.  The Consultant was appointed as Chairman of the Board of Directors of the Bank as of the Effective Date.  The Consultant shall continue to serve as Chairman of the Board of Directors of the Company and of the Bank throughout the Consulting Period, provided that the Consultant continues to be a director in good standing during such period.  In addition to the compensation set forth in Section 4 hereof and any fees paid to directors of the Company and the Bank for attendance at meetings, the Consultant shall receive an annual fee of $15,000.00 for serving as Chairman of the Board of the Company and the Bank during the Consulting Period.

4.           Compensation.

(a)           Monthly Payments.  In consideration of the obligations and commitments of the Consultant under this Agreement, including but not limited to Sections 3 and 8 hereof, the Company and/or the Bank agrees to pay to the Consultant an amount equal to $12,500.00 per month on the first business day of each month during the Consulting Period, commencing May 1, 2005 through and including April 1, 2010 (the “Monthly Fee”).  No additional compensation shall be paid to the Consultant during the time period that he serves as the interim Chief Executive Officer of the Company and the Bank.  During the Consulting Period, the Consultant shall be treated as an independent contractor and shall not be deemed to be an employee of the Company or any affiliate or subsidiary of the Company.

(b)           Medical and Other Benefits. The Company and the Bank shall provide medical insurance for the benefit of the Consultant and his spouse during the Consulting Period, at no cost to the Consultant and his spouse, with the terms of such coverage being similar to the coverage provided by the Company and the Bank to their employees.  In addition, the Company and the Bank shall provide dental and long-term care insurance coverage for the benefit of the Consultant and his spouse during the Consulting Period, at no cost to the Consultant and his spouse, with the terms of such coverage being similar to the coverage provided by the Company and the Bank as of the Effective Date of this Agreement.  Any insurance premiums payable by the Company and the Bank pursuant to this Section 4(b) shall be payable at such times and in such amounts (except that the Company and the Bank shall also pay any employee portion of the premiums) as if the Consultant was still an employee of the Company and the Bank, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Company and the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Company and the Bank in any other taxable year; and provided further that if the Consultant’s participation in any group insurance plan is barred, the Company and the Bank shall either arrange to provide the Consultant with insurance benefits substantially similar to those which the Consultant was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following such bar for the then remaining period based on the annualized rate of premiums then being paid by the Company and the Bank.

(c)           Existing Stock Options.  The 9,750 vested stock options held by the Consultant as of the Effective Date of this Agreement to purchase shares of common stock of the Company shall remain outstanding and exercisable in accordance with their terms, and the Consultant had three months following the Effective Date to exercise his incentive stock options.

(d)           Employee Benefit Plans.  The Consultant shall be entitled to receive his vested benefits under the Company=s Employee Stock Ownership Plan and the Bank=s 401(k) Profit Sharing Plan as of the Effective Date in accordance with the terms of such plans. As of the Effective Date, the Consultant shall no longer be entitled to participate in any of the employee benefit plans or programs offered by the Company, the Bank or any of their subsidiaries, and no additional benefits shall accrue or vest on behalf of the Consultant under such employee benefit plans or programs after the Effective Date, except as set forth in Sections 4(b) and 4(c) hereof.

(e)           Lump Sum Payment.  In recognition of the years of service that the Consultant provided to the Company and the Bank prior to the Effective Date and in satisfaction of the Consultant’s accrued and/or carried over but unused vacation leave, the Consultant acknowledges the receipt from the Company and/or the Bank prior to the Effective Date of a lump sum cash payment equal to $165,519.27.

(f)           Use of an Automobile.  During the Consulting Period, the Company and/or the Bank shall provide the Consultant with the continued use of the automobile that was provided for the Consultant’s use immediately prior to the Effective Date.  At the end of the Consulting Period, the Company and/or the Bank shall transfer title to the automobile to the Consultant for no additional consideration.

(g)           Expenses.  The Company and/or the Bank shall reimburse the Consultant or otherwise provide for or pay for all reasonable expenses incurred by the Consultant at the request of the Company and/or the Bank, including, but not by way of limitation, the costs of insurance, repair, maintenance and licensing of the automobile provided by Section 4(f) hereof, subject to such reasonable documentation as may be requested by the Company and/or the Bank.  If such expenses are paid in the first instance by the Consultant, the Company and/or the Bank shall reimburse the Consultant therefor upon receipt of such reasonable documentation as may be requested by the Company.  Such reimbursements or payments shall be made promptly by the Company or the Bank and, in any event, no later than March 15 of the year immediately following the year in which such expenses were incurred.

(h)           Proration.  The Consultant’s compensation, benefits and expenses shall be paid by the Company and the Bank in the same proportion as the time and services actually expended by the Consultant on behalf of the Company and the Bank.

5.           Termination of Consulting Services.

(a)           Death or Disability.  The Consultant’s services shall terminate automatically upon the Consultant’s death during the Consulting Period.  If the Consultant becomes Disabled during the Consulting Period (pursuant to the definition of Disability set forth below), the Company and/or the Bank may give to the Consultant written notice in accordance with Section 15 of this Agreement of its intention to terminate the Consultant’s services.  In such event, the Consultant’s services with the Company and the Bank shall terminate effective on the 60th day after receipt of such notice by the Consultant (the “Disability Effective Date”), provided that, within the 60 days after such receipt, the Consultant shall not have returned to performance of the Consultant’s duties.  For purposes of this Agreement, “Disability” shall mean the Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by the Company or its insurers and reasonably acceptable to the Consultant or the Consultant’s legal representative.

(b)        Cause.  The Company and the Bank may terminate the Consultant’s services during the Consulting Period for Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)           the continued failure of the Consultant to perform substantially the Consultant’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Consultant by the Board of Directors of the Company or the Bank which specifically identifies the manner in which the Board of Directors believes that the Consultant has not substantially performed the Consultant’s duties and after the Consultant has been given a 15 day period to cure such failure; or

(ii)           the willful engaging by the Consultant in illegal conduct or gross misconduct which violates any code of conduct of the Company and/or the Bank or which is otherwise materially and demonstrably injurious to the Company or the Bank; or

(iii)           conviction of a felony or a guilty or nolo contendere plea by the Consultant with respect thereto.

For purposes of this provision, no act or failure to act, on the part of the Consultant, shall be considered “willful” unless it is done, or omitted to be done, by the Consultant in bad faith or without reasonable belief that the Consultant’s action or omission was in the best interests of the Company and/or the Bank.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors or upon the instructions of the President or a senior officer of the Company and/or the Bank or based upon the advice of counsel for the Company and/or the Bank shall be conclusively presumed to be done, or omitted to be done, by the Consultant in good faith and in the best interests of the Company and the Bank.  The cessation of the services of the Consultant for conduct described in subparagraph (i) or (ii) above shall not be deemed to be for Cause unless and until there shall have been delivered to the Consultant a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors of the Company or the Bank at a meeting of the Board of Directors called and held for such purpose (after not less than ten days’ advance notice is provided to the Consultant and the Consultant is given an opportunity, together with counsel chosen by the Consultant, to be heard before the Board of Directors), finding that, in the good faith opinion of the Board, the Consultant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.  The Company and/or the Bank may suspend the Consultant’s authority (with a continuation of the Monthly Fee during such period of suspension) after the provision of a notice of intention to terminate the Consultant’s services for conduct described in subparagraph (i) or (ii) above and prior to the time the Consultant is given an opportunity to meet with the Board of Directors, and any such suspension shall not constitute “Good Reason” as defined in Section 5(c) below.

(c)           Good Reason.  The Consultant’s services may be terminated by the Consultant for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, in the absence of a written consent of the Consultant, any material breach of this Agreement by the Company and/or the Bank, including without limitation any of the following: (A) a material reduction in the Monthly Fees payable to the Consultant; or (B) a material diminution in the authority, duties or responsibilities of the individual to whom the Consultant is required to report; provided, however, that prior to any termination of service for Good Reason, the Consultant must first provide written notice to the Company and the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Company and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Company and the Bank received the written notice from the Consultant.  If the Company and the Bank remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Company and the Bank do not remedy the condition within such thirty (30) day cure period, then the Consultant may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(d)           Notice of Termination.  Any termination by the Company and/or the Bank for Cause, or by the Consultant for Good Reason, shall be communicated by a written Notice of Termination to the other party hereto given in accordance with Section 15 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Consultant’s services under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).  The failure by the Consultant or the Company and/or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Consultant or the Company and/or the Bank, respectively, hereunder or preclude the Consultant or the Company and/or the Bank, respectively, from asserting such fact or circumstance in enforcing the Consultant’s or the Company’s or the Bank’s rights hereunder.

(e)           Date of Termination.  “Date of Termination” means (i) if the Consultant’s services are terminated by the Company and/or the Bank for Cause, or by the Consultant for Good Reason, the date on which the Notice of Termination is given, or any later date specified therein within 30 days of delivery of such notice, as the case may be, or (ii) if the Consultant’s services are terminated for any other reason, the Date of Termination shall be the date specified in such Notice of Termination.

6.           Obligations of the Company and the Bank upon Termination of Consulting Services.

(a)          Good Reason; Other Than for Cause, Death or Disability.  If, during the Consulting Period, the Company and/or the Bank shall terminate the Consultant’s services other than for Cause, Death or Disability or the Consultant shall terminate his services by the Company and the Bank for Good Reason, the Company and/or the Bank shall pay to the Consultant in a lump sum in cash within 30 days after the Date of Termination the sum of (1) any accrued but unpaid Monthly Fee of the Consultant through the Date of Termination (the “Accrued Obligations”), (2) an amount equal to the present value of the Monthly Fees that would have been paid through and including April 30, 2010 (the “Remaining Monthly Fees”), and (3) the present value of the Retirement Benefits (as defined in Section 9 hereof), with the present values calculated as set forth in Section 6(e) below.  In addition, the Company and the Bank shall provide the Consultant and his spouse with the medial and other benefits set forth in Section 4(b) hereof through April 30, 2010 (the “Medical Benefits”) and shall transfer title to the automobile to the Consultant as provided in Section 4(f) hereof.

(b)           Death.  If the Consultant’s services are terminated by reason of the Consultant’s death during the Consulting Period, the Company and/or the Bank shall pay to the Consultant’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the Date of Termination the sum of (1) any Accrued Obligations, (2) the present value of the Remaining Monthly Fees, and (3) the present value of the Retirement Benefits (as defined in Section 9 hereof), with the present values calculated as set forth in Section 6(e) below.  In addition, the Company and the Bank shall provide the Consultant’s spouse with the Medical Benefits and shall transfer title to the automobile to the Consultant’s spouse as provided in Section 4(f) hereof.

(c)           Disability.  If the Consultant’s services are terminated by reason of the Consultant’s Disability during the Consulting Period, the Company and/or the Bank shall pay to the Consultant in a lump sum in cash within 30 days after the Date of Termination the sum of (1) any Accrued Obligations, and (2) the present value of the Retirement Benefits (as defined in Section 9 hereof), with the present value calculated as set forth in Section 6(e) below.  In addition, the Company and the Bank shall provide the Consultant and his spouse with the Medical Benefits and shall transfer title to the automobile to the Consultant as provided in Section 4(f) hereof.

(d)           Cause; Other than for Good Reason.  If the Consultant’s services shall be terminated for Cause or the Consultant terminates his services without Good Reason during the Consulting Period, this Agreement shall terminate without further obligations to the Consultant other than for payment of the Accrued Obligations.  The Accrued Obligations shall be paid to the Consultant in a lump sum in cash within 30 days of the Date of Termination.

(e)           Calculation of Present Values.  In calculating the present value of any benefits hereunder that would otherwise be paid in the future, the future benefits shall be discounted to present value using a discount rate equal to 120% of the applicable short-term, mid-term or long-term federal rate, as published by the Internal Revenue Service for the month in which the Date of Termination occurs.

7.         Full Settlement.  Except as provided in Section 8(d), the obligations of the Company and/or the Bank to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company and/or the Bank may have against the Consultant or others.  In no event shall the Consultant be obligated to seek other services or take any other action by way of mitigation of the amounts payable to the Consultant under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Consultant obtains other services.

8.	Non-Compete; Confidentiality.

(a)       The Consultant agrees that during the Consulting Period the Consultant will not, directly or indirectly, (i) become a director, officer, employee, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company (excluding the Company and the Bank) which has an office in the Commonwealth of Pennsylvania (a “Competing Business”), provided, however, that this provision shall not prohibit the Consultant from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of the Company or any of its subsidiaries to leave the services of such entities or (iii) solicit (whether by mail, telephone, personal meeting or any other means) any customer of the Company or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with the Company or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Company or its subsidiaries and any such customers.

(b)       Except as required by law or regulation (including without limitation in connection with any judicial or administrative process or proceeding), the Consultant shall keep secret and confidential and shall not disclose to any third party (other than the Company or any of its subsidiaries or any persons employed or engaged by such entities) in any fashion or for any purpose whatsoever any information regarding the Company or any of its subsidiaries which is not available to the general public to which the Consultant had access at any time during the course of the Consultant’s service to the Company or any of its subsidiaries, including, without limitation, any such information relating to:  business or operations; plans, strategies, prospects or objectives; products, technology, processes or specifications; research and development operations or plans; customers and customer lists; distribution, sales, service, support and marketing practices and operations; financial condition, results of operations and prospects; operational strengths and weaknesses; and personnel and compensation policies and procedures.

(c)       The Consultant agrees that damages at law will be an insufficient remedy to the Company and the Bank in the event that the Consultant violates any of the provisions of paragraph (a) or (b) of this Section 8, and that the Company and/or the Bank may apply for and, upon the requisite showing, have injunctive relief in any court of competent jurisdiction to restrain the breach or threatened or attempted breach of or otherwise to specifically enforce any of the covenants contained in paragraph (a) or (b) of this Section 8.  The Consultant hereby consents to any injunction (temporary or otherwise) which may be issued against the Consultant and to any other court order which may be issued against the Consultant from violating, or directing the Consultant to comply with, any of the covenants in paragraph (a) or (b) of this Section 8.  The Consultant also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and/or the Bank against the Consultant for such breaches or threatened or attempted breaches.

(d)         In addition to the rights of the Company and the Bank set forth in paragraph (c) of this Section 8, in the event that the Consultant shall violate the terms and conditions of paragraphs (a) or (b) of this Section 8, the Company and its subsidiaries may terminate any payments or benefits of any type and regardless of source payable by the Company or its subsidiaries, if applicable, to the Consultant, other than with respect to payments or benefits to the Consultant under plans or arrangements that are covered by the Employee Retirement Income Security Act of 1974, as amended.

9.           Retirement Benefits.

(a)          Retirement Benefits.  If the Consultant satisfies all of his obligations under Sections 3 and 8 of this Agreement, then following the end of the Consulting Period on April 30, 2010, the Company and/or the Bank shall pay to the Consultant an annual supplemental retirement benefit of $135,175.00 per year, payable in equal monthly installments on the first day of each month commencing on May 1, 2010 and continuing thereafter for a period of ten (10) years (i.e., ten years certain and continuous) (the “Retirement Benefits”).  The Retirement Benefits are subject to earlier payment as set forth in Section 6 hereof.

(b)           Death Following the End of the Consulting Period.  If the Consultant dies after the end of the Consulting Period but before all of the Retirement Benefits have been paid, then the Company and/or the Bank shall pay to the Consultant’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days after the date the Company and/or the Bank receives notice of the Consultant’s death, the present value of the remaining unpaid Retirement Benefits.  The present value shall be calculated in accordance with Section 6(e) hereof, with the date of death substituted for the Date of Termination.

(c)           Supplemental Insurance. During the ten years following the end of the Consulting Period, the Company and/or the Bank shall provide medical insurance which supplements Medicare coverage for the benefit of the Consultant and his spouse at no cost to the Consultant and his spouse.  Any insurance premiums payable by the Company and the Bank pursuant to this Section 9(c) shall be payable at such times and in such amounts as required by the insurance company, and the amount of insurance premiums required to be paid by the Company and the Bank in any taxable year shall not affect the amount of insurance premiums required to be paid by the Company and the Bank in any other taxable year; provided that if the Consultant’s participation in any insurance plan is barred, the Company and the Bank shall either arrange to provide the Consultant with insurance benefits substantially similar to those which the Consultant was entitled to receive under such insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following such bar for the then remaining period based on the annualized rate of premiums then being paid by the Company and the Bank.

10.          Designation of Beneficiary.  The Consultant may from time to time, by providing a written notification to the Company and the Bank, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are payable under this Agreement.  Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Compensation Committees of the Boards of Directors of the Company and the Bank (the “Committee”).  If the Consultant fails to designate a beneficiary or if a beneficiary dies before the date of the Consultant’s death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his estate.  If benefits commence to be paid to a beneficiary and such beneficiary dies before all benefits to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries designated by the Consultant, if any, and if none to the estate of such beneficiary.

11.          Claims Procedure.  The Consultant or his designated beneficiary or beneficiaries may make a claim for benefits under this Agreement by filing a written request with the Committee.  If a claim is wholly or partially denied, the Committee shall furnish the claimant with written notice setting forth in a manner calculated to be understood by the claimant;

(a)	the specific reason or reasons for the denial;

(b)    specific reference to the pertinent provisions of this Agreement on which the denial is based;

(c)    a description of any additional material or information necessary for the claimant to perfect his claim and an explanation why such material or information is necessary; and

(d)    appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

Such notice shall be furnished to the claimant within ninety (90) days after the receipt of his claim, unless special circumstances require an extension of time for processing his claim.  If an extension of time for processing is required, the Committee shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision.  In no event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

A claimant may request the Committee to review a denied claim.  Such request shall be in writing and must be delivered to the Committee within sixty (60) days after receipt by the claimant of written notification of denial of claim.  A claimant or his duly authorized representative may:

(a)          review pertinent documents, and

(b)          submit issues and comments in writing.

The Committee shall notify the claimant of its decision on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review.  If an extension of time for review is required because of special circumstances, written notice of the extension must be furnished to the claimant prior to the commencement of the extension.  The Committee’s decision on the review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based.

12.           Resolution of Disputes.  With the exception of proceedings for equitable relief brought pursuant to Section 8(c) of this Agreement, any dispute or controversy arising under or in connection with this Agreement may, at the option of any party hereto, be settled exclusively by arbitration in Media, Pennsylvania in accordance with the rules of the American Arbitration Association then in effect and at the expense of the Company and/or the Bank.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  If a claim for any payments or benefits under this Agreement or any other provision of this Agreement is disputed by the Company and/or the Bank or the Consultant, the Consultant shall, to the extent and at such time or times as is not prohibited by applicable law, regulation, regulatory bulletin and/or any other regulatory requirements, as the same exists or may be hereafter promulgated or amended, if the Consultant is successful in his claim, be reimbursed for all reasonable attorney’s fees and expenses incurred by the Consultant in pursuing such claim.  Any payments made pursuant to this Section 12 shall be paid promptly by the Company and/or the Bank and, in any event, within sixty (60) days following the resolution of such dispute.

13.           Representations and Warranties.  Each party hereto represents and warrants to each other that they have carefully read this Agreement and consulted with respect thereto with their respective counsel and that each of them fully understands the content of this Agreement and its legal effect.  Each party hereto also represents and warrants that this Agreement is a legal, valid and binding obligation of such party which is enforceable against it in accordance with its terms.

14.           Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the Consultant and his assigns and upon the Company and the Bank, including any successor to the Company or the Bank by merger or consolidation or any other change in form or any other person or firm or corporation to which all or substantially all of the assets and business of the Company or the Bank may be sold or otherwise transferred.  Any successor to the Company or the Bank by merger, consolidation or other change in form shall expressly in writing assume all obligations of the Company and the Bank hereunder as fully as if it had been originally made a party hereto, and this Agreement shall continue in effect following any change in control of the Company and/or the Bank.  This Agreement may not be assigned by any party hereto without the written consent of the other party.

15.           Notices.  Any communication to a party required or permitted under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party or parties, as applicable:

If to the Consultant:

Donald S. Guthrie
At the address last appearing on the
personnel records of the Bank

If to the Company and the Bank:

First Keystone Financial, Inc.
First Keystone Bank
22 West State Street
Media, Pennsylvania  19063
Attention: President

16.           Withholding.  The Company and/or the Bank may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

17.           Unsecured Promise.  Nothing contained in this Agreement shall create or require the Company or the Bank to create a trust of any kind to fund the benefits payable hereunder.  Any insurance policy or other asset acquired or held by, or on behalf of, the Company and/or the Bank or funds allocated by the Company and/or the Bank in connection with the liabilities assumed by the Company and/or the Bank pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of the Consultant or his beneficiaries or to be a security for the performance of the obligations of the Company and/or the Bank pursuant hereto but shall be and remain a general asset of the Company and/or the Bank.  To the extent that the Consultant or any other person acquires a right to receive payments from the Company and/or the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company and/or the Bank.

18.           Spendthrift Provision.  Neither the Consultant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Consultant or any other person, nor be transferable by operation of law in the event of the Consultant’s or any other person’s bankruptcy or insolvency.

19.           Entire Agreement; Severability.

(a)           This Agreement incorporates the entire understanding between the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Company and the Consultant or between the Bank and the Consultant with respect to the subject matter hereof, including but not limited to the Plans and the Prior Agreement.  In reaching this Agreement, no party has relied upon any representation or promise except those set forth herein.

(b)           Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.  In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

20.           Amendment; Waiver.

(a)           This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by each party hereto; provided, however, that notwithstanding anything in this Agreement to the contrary, the Company and the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

(b)           Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of this Agreement must be made in writing, designated as a waiver and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

21.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

22.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and entirely to be performed within such jurisdiction.

23.           Headings.  The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.  Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

24.           Release of the Company and Related Parties.

(a)           In consideration of the payments and benefits to be provided to the Consultant pursuant to this Agreement, the sufficiency of which is acknowledged hereby, the Consultant, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Consultant, individually or as a member of a class, had, owned or held as of the Effective Date, or had at any time prior to the Effective Date had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Consultant’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, other than base salary accrued but unpaid as of the Effective Date, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, and (vi) under the Plans, excepting only:

(A)           the rights of the Consultant (i) relating to the vested stock options set forth in Section 4(c) hereof (collectively, the “Equity Arrangements”) and (ii) as a stockholder of the Company;

(B)           the right of the Consultant to receive COBRA continuation coverage in accordance with applicable law;

(C)           rights to indemnification the Consultant may have under (i) applicable corporate law, (ii) the articles of incorporation, charter or bylaws of any Company Released Party, (iii) any other agreement between the Consultant and a Company Released Party, or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(D)           claims for vested benefits under any health, disability, retirement, life insurance or other similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group existing as of the Effective Date (the “Company Benefit Plans”); and

(E)           the rights of the Consultant under this Agreement.

(b)        The Consultant acknowledges and agrees that the release of claims set forth in this Section 24 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, with any such liability being expressly denied.

(c)        The release of claims set forth in this Section 24 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

(d)        The Consultant specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 24 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind.

(e)        The Consultant had a period of 21 days to consider whether to execute the Prior Agreement. To the extent the Consultant executed the Prior Agreement within less than twenty-one (21) days after its delivery to him, the Consultant hereby acknowledges that his decision to execute such Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary.  Following the Consultant’s acceptance of the terms and execution of the Prior Agreement, the Consultant had the right for a period of seven days following (and not including) the date of execution to revoke the Prior Agreement. Since no such revocation occurred, the Prior Agreement became irrevocable in its entirety, and binding and enforceable against the Consultant, on the day next following the day on which the foregoing 7 day period elapsed.

(f)        The Consultant acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the Effective Date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

(g)       In addition to any other remedy available to the Company and the Bank hereunder, in the event that, as a result of a challenge brought by a Consultant Released Party (as defined below), the release of claims set forth in Section 24 becomes null and void or is otherwise determined not to be enforceable, then the obligation of the Company and/or the Bank to make any additional payments or to provide any additional benefits under this Agreement shall immediately cease to be of any force and effect, and the Consultant shall promptly return to the Company and the Bank any payments or benefits the provision of which by the Company and the Bank was conditioned on the enforceability of this Agreement.

(h)       Notwithstanding any other provision of this Agreement to the contrary, in consideration of any payments to be provided by the Company and/or the Bank to the Consultant under Section 6 of this Agreement, the Consultant (or, if applicable, his legal representatives) upon termination of the Consultant’s services by the Company and/or the Bank shall execute a general release of claims in favor of the Company, its affiliates, subsidiaries and personnel in a form similar to that set forth in this Section 24 and which is reasonably acceptable to the Company and the Bank. The Consultant (or his legal representatives) shall not be eligible for any payments under Section 6 of this Agreement until the Consultant (or his legal representatives) has executed such a general release.

25.           Release of Claims by the Company and the Bank.

(a)           The Company and the Bank, with the intention of binding themselves and their subsidiaries, affiliates, predecessors and successors and their directors and officers (collectively, the “Releasing Entities”), do hereby release, remise, acquit and forever discharge the Consultant and his heirs, estate, executors, administrators and assigns (collectively, the “Consultant Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Company, the Bank and their subsidiaries, affiliates, predecessors and successors, individually or as a member of a class, had, owned or held as of the Effective Date, or had at any time prior to the Effective Date had, owned or held, against any Consultant Released Party, excepting only:

(A) the rights of the Releasing Entities under this Agreement, the Equity Arrangements and the Company Benefit Plans; and

(B) the rights of the Releasing Entities arising by reason of the Consultant having committed a crime or an act or omission to act which constitutes fraud, willful misconduct or gross negligence.

(b)           The Releasing Entities acknowledge and agree that the release of claims set forth in this Section 25 is not to be construed in any way as an admission of any liability whatsoever by any Consultant Released Party, with any such liability being expressly denied.

(c)           The release of claims set forth in this Section 25 applies to any relief no matter how called, including, without limitation, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

(d)           Nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Releasing Entities are not permitted to waive.

(e)           The Company and the Bank acknowledge and agree that they have not, with respect to any transaction or state of facts existing prior to the Effective Date hereof, filed any complaints, charges or lawsuits against any Consultant Released Party with any governmental agency, court or tribunal.

26.           Regulatory Provisions.  Notwithstanding anything to the contrary contained in this Agreement, any payments to the Consultant by the Company and/or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

IN WITNESS WHEREOF, the Consultant has hereunto set the Consultant’s hand and the Company and the Bank have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

ATTEST:                                                                    EXECUTIVE

By:  /s/ Carol Walsh                              /s/ Donald S. Guthrie                 __
Name:  Carol Walsh                                                     Name:  Donald S. Guthrie
Title:  Senior Vice President and Secretary

FIRST KEYSTONE FINANCIAL, INC.

By: /s/ Hugh J. Garchinsky
Name:  Hugh J. Garchinsky
Title:  Chief Financial Officer

FIRST KEYSTONE BANK

By: /s/ Hugh J. Garchinsky
Name:  Hugh J. Garchinsky
Title:  Chief Financial Officer